FOR IMMEDIATE RELEASE	Exhibit 99.4

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Contact:

Frank Caruso	David Reno/Renee Soto
Chief Financial Officer	Citigate Sard Verbinnen
(617) 824-6611	(212) 687-8080
frank_caruso@striderite.com	rsoto@sardverb.com

STRIDE RITE TO ACQUIRE SAUCONY,

LEADING ATHLETIC FOOTWEAR AND APPAREL COMPANY

$167 Million Athletic Brand Extends Stride Rite’s Portfolio

Of Nationally Recognized Footwear Brands

LEXINGTON, MA, June 2, 2005 – The Stride Rite Corporation (NYSE: SRR) today announced that it has entered into a definitive agreement to acquire Peabody, Massachusetts-based Saucony, Inc. (NASDAQ: SCNYA/SCNYB), a leader in performance running shoes. With approximately $167 million in global sales in 2004, Saucony will significantly extend the range of Stride Rite’s nationally recognized footwear brands.

Under the terms of the agreement, approved unanimously by the Boards of both companies, Saucony shareholders will receive $23.00 in cash for each Saucony share. The transaction value is approximately $170 million based on the current number of shares of Saucony’s common stock outstanding and net option value. Existing cash at Saucony brings the net transaction value to approximately $140 million.

“We are delighted to add Saucony to our portfolio of nationally recognized brands in a transaction we expect to be accretive in 2006 and beyond,” said David M. Chamberlain, Stride Rite’s chairman and chief executive officer. “Saucony is a well-known technical brand with loyal customers and solid growth prospects. This transaction combines two leading footwear companies with strong balance sheets and cash flows, similar corporate cultures, and shared roots in the greater Boston area dating back to the early 1900s.”

Chamberlain continued, “Saucony is an ideal brand for take-down sales to the children’s market, where performance footwear constitutes approximately 50% of total sales for children ages nine and under. Acquiring Saucony will provide an entrée for Stride Rite in the growing athletic specialty and sporting goods channels, adding greater channel balance to Stride Rite’s sales. Additionally, we expect that Stride Rite’s strength in department stores and national chain accounts will help Saucony expand to its full potential. The acquisition will double our international sales and provide critical mass for growth of all of our brands in Europe and worldwide. Saucony will also enhance Stride Rite’s athletic development, sourcing capabilities and leverage for our Stride Rite, Tommy Hilfiger and Sperry Top-Sider brands. We look forward to welcoming the talented Saucony employees to our Stride Rite family.”

John H. Fisher, Saucony’s president and chief executive officer, said, “We are very pleased to enter into this agreement. Stride Rite’s and Saucony’s complementary strengths will provide a stronger platform for growth and profitability.”

Combining Stride Rite’s $558 million in 2004 sales with Saucony’s $167 million in 2004 sales will create a company with pro forma combined revenues of approximately $725 million. The acquisition is expected to be accretive to Stride Rite’s earnings and cash flow in 2006 before one-time costs, with significant cost savings through reduced public company and executive costs, and other operational synergies. Annual cost synergies of approximately $6-8 million are expected to be fully realized by fiscal 2007. Stride Rite intends to finance the acquisition with cash on hand, Saucony’s existing cash of approximately $30 million, and borrowings under a new credit facility led by Bank of America, N.A. Stride Rite will be conservatively leveraged at less than two times cash flow, and is expected to generate significant free cash.

The transaction is expected to close in the summer of 2005 and is subject to regulatory approval, approval by the holders of at least two-thirds of Saucony’s Class A shares and the holders of at least two-thirds of Saucony’s Class A and B shares voting together as a single class, and other customary closing conditions. Certain of Saucony’s senior executives and their affiliates representing approximately 49% of Saucony’s Class A common stock and 25% of Saucony’s combined Class A and Class B shares have agreed to vote in favor of the merger. Stride Rite has requested that John Fisher serve as a consultant to the company for approximately one year following completion of the transaction.

Lane, Berry & Co. International, LLC acted as financial advisor to Stride Rite in connection with this transaction and rendered a fairness opinion to Stride Rite’s Board of Directors. Goodwin Procter served as legal advisor to Stride Rite.

Stride Rite will hold a conference call and webcast today at 10:30 a.m. EDT to discuss the transaction. Interested parties can dial 888-694-4769 (within the U.S.) or 973-935-8505 (outside the U.S.) or go to www.vcall.com/CEPage.asp?ID=92282.

About Stride Rite

Headquartered in Lexington, MA, The Stride Rite Corporation is an NYSE company with approximately $558 million in 2004 sales that markets the leading brand of high-quality, non-athletic children’s shoes in the U.S. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Stride Rite, Keds, PRO-Keds, Sperry Top-Sider, Tommy Hilfiger and Grasshoppers. Information about the Company is available on our website – www.strideritecorp.com. Information about the Company’s brands and product lines is available at www.striderite.com, www.keds.com, and www.sperrytopsider.com.

About Saucony

Saucony designs, develops and markets performance-oriented athletic footwear, athletic apparel and casual leather footwear. Its principal products are:

•	technical running, walking, cross-training and outdoor trail shoes and athletic apparel, which the company sells under the Saucony brand name;

•	technical running shoe models from the early 1980s, which the company reintroduced in 1998 as Saucony “Originals”, its classic footwear line;

•	athletic apparel, which the company sells under the Hind brand name; and

•	shoes for coaches and officials, cleated football and multi-purpose footwear and casual leather walking and workplace footwear, which the company sells under the Spot-bilt brand name.

Saucony’s products are sold in the United States at more than 5,500 retail locations and at its 21 factory outlet stores. Outside the United States the company’s products are sold in 53 countries through 24 independent distributors located throughout the world and through the company’s subsidiaries located in Canada, The Netherlands and the United Kingdom and at the company’s two factory outlet stores in Canada. For more information, visit www.saucony.com.

Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect Stride Rite’s current views with respect to the future events or financial performance discussed in the release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe”, “anticipate”, “estimate”, “project”, “should”, “expect”, “appear” and similar expressions, which do not relate solely to historical matters identify forward-looking statements. These forward-looking statements, which include statements regarding the expected benefits of the acquisition of Saucony and the impact of the acquisition on Stride Rite’s financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the inability to fully realize the anticipated benefits from the acquisition of Saucony; the challenges of achieving the expected synergies; the possibility of incurring costs or difficulties related to the integration of the businesses of Stride Rite and Saucony; the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.